Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NioCorp Developments Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	Other(2)	2,405,427	$6.68(2)	$16,068,253(2)	$110.20 per $1,000,000	$1,770.73(2)
Fees Previously Paid	Equity	Common Shares, without par value	457(a)(3)	8,089,943.6	$9.699(3)	$78,464,363(3)	$110.20 per $1,000,000	$8,646.77(3)	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$94,532,616		$10,417.50
	Total Fees Previously Paid							$8,646.77
	Total Fee Offsets							—
	Net Fees Due							$1,770.73

(1) Represents an aggregate of 10,495,370 common shares, without par value (“Common Shares”), of NioCorp Developments Ltd. (the “Company”) that will be offered for sale by the selling shareholders (the “Selling Shareholders”) named in the prospectus that forms a part of the Company’s registration statement on Form S-3 (File No. 333-270541), initially filed on March 15, 2023 (the “Initial Registration Statement”), as amended by Amendment No. 1 to the Initial Registration Statement with which this exhibit is being filed (“Amendment No. 1”; the Initial Registration Statement, as amended by Amendment No. 1, the “Registration Statement”). The Initial Registration Statement included for registration an aggregate of 80,899,436 Common Shares, with respect to which a registration fee based on a bona fide estimate of the maximum offering price, computed in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), was paid at the time of filing the Initial Registration Statement, as described below in note 3.

Subsequently, on March 17, 2023, the Company consummated the transactions contemplated by the Business Combination Agreement, dated September 25, 2022, among the Company, GX Acquisition Corp. II and Big Red Merger Sub Ltd, including effecting a reverse stock split with respect to the Common Shares at a ratio of 10-for-1 (the “Reverse Stock Split”). The Company is registering an additional 2,405,426.4 Common Shares under Amendment No. 1, being the difference between the aggregate of 10,495,370 Common Shares being registered under the Registration Statement and the 8,089,943.6 Common Shares included for registration under the Initial Registration Statement, after giving effect to the Reverse Stock Split. Concurrently with the filing of Amendment No. 1, the Company is paying a registration fee with respect to 2,405,427 Common Shares, representing such additional Common Shares being registered under Amendment No. 1, rounded up to the nearest whole share, computed as described below in note 2.

The aggregate of 10,495,370 Common Shares being registered under the Registration Statement consists of (a) 8,211,892 Common Shares issuable to a Selling Shareholder, YA II PN Ltd. (“YA”), upon conversion of up to $16.0 million aggregate principal amount of, plus accrued interest on, unsecured convertible debentures issuable pursuant to a Securities Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Convertible Debt Financing Agreement”), between the Company and YA, (b) up to 1,789,267 Common Shares issuable to YA upon exercise of Common Share purchase warrants issuable pursuant to the Yorkville Convertible Debt Financing Agreement, (c) up to 487,701 Common Shares issuable to certain Selling Shareholders upon exercise of Common Share purchase warrants, exercisable at a price per Common Share of C$11.00, expiring June 30, 2024 (the “Private Placement Warrants”), which were issued in connection with the Company’s June 2022 non-brokered private placement (the “June 2022 Private Placement”) of units of the Company, comprised of one Common Share and one Private Placement Warrant, and (d) up to 6,510 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at a price per Common Share of C$11.00, expiring June 30, 2024, which were issued to certain of the Selling Shareholders as part of a finder’s fee in connection with the June 2022 Private Placement.

Pursuant to Rule 416(a) under the Securities Act, the Common Shares being registered under the Registration Statement include such indeterminate number of additional Common Shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the Common Shares being registered under the Registration Statement. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the Common Shares registered under the Registration Statement all Common Shares are combined by a reverse stock split into a lesser number of Common Shares, the number of undistributed Common Shares covered by the Registration Statement shall be proportionately reduced.

(2) Estimated solely for the purpose of calculating the amount of registration fee with respect to the additional Common Shares being registered under Amendment No. 1 that were not included for registration under the Initial Registration Statement pursuant to Rule 457(c), and with respect to Common Shares issuable upon exercise of the Common Share purchase warrants issuable pursuant to the Yorkville Convertible Debt Financing Agreement, Rule 457(g), under the Securities Act. The proposed maximum offering price per unit and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Shares as of April 11, 2023 as quoted on The Nasdaq Global Market of $6.68.

(3) Estimated in connection with the filing of the Initial Registration Statement solely for the purpose of calculating the amount of registration fee with respect to the Common Shares included for registration under the Initial Registration Statement pursuant to Rule 457(c), and with respect to Common Shares issuable upon exercise of the Common Share purchase warrants issuable pursuant to the Yorkville Convertible Debt Financing Agreement, Rule 457(g), under the Securities Act. The proposed maximum offering price per unit and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Shares as of March 10, 2023 as quoted on the OTCQX of $0.9699 (or $9.699 after giving effect to the Reverse Stock Split). The Common Shares did not begin trading on The Nasdaq Global Market until March 21, 2023. Pursuant to Rule 457(a) under the Securities Act, the registration fee being paid concurrently with the filing of Amendment No. 1 does not include the $8,646.77 registration fee with respect to the Common Shares included for registration under the Initial Registration Statement paid in connection with the filing of the Initial Registration Statement.